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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM 8-K
                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                        DATE OF REPORT: DECEMBER 1, 1997
                               ----------------
                            KOPPERS INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      PENNSYLVANIA                  1-12716                 25-1588399
     (State or Other              (Commission            (I.R.S. Employer
     Jurisdiction of              File Number)        Identification Number)
     Incorporation)

436 SEVENTH AVENUE PITTSBURGH, PA                        15219-1800
     (Address of Principal                               (Zip code)
      Executive Offices)

                                 (412) 227-2001
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

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                           KOPPERS INDUSTRIES, INC.
                                   FORM 8-K
                               DECEMBER 1, 1997

ITEM 2.ACQUISITION OF ASSETS

      On December 1, 1997, Koppers Industries, Inc. (the "Company") completed the purchase of 50% of Koppers Australia Pty. Limited ("Koppers Australia") from the Broken Hill Proprietary Company Limited ("Broken Hill") for approximately $65 million, which increases the Company's ownership of the outstanding voting stock of Koppers Australia to 100%.

      Products and services provided by Koppers Australia are similar to those provided by the Company. Koppers Australia is Australia's largest manufacturer of carbon pitch, wood preservatives and treated wood products and it markets these products, as well as carbon black, in Australia, New Zealand and other Pacific Rim nations. Koppers Australia is the only coal tar distiller in Australia.

      The acquisition was financed as an integral part of a recapitalization by the Company (see Item 5).

      The Company intends to file audited financial statements and other required data within 60 days of this filing.

ITEM 5.OTHER EVENTS

      SARATOGA INVESTMENT

      On October 15, 1997, KAP Investments, Inc. (a wholly-owned subsidiary of Koppers Australia) and a group of approximately 140 stockholders, the majority of which are employees of the Company (the "Management Investors") (collectively, the "Offeree Stockholders") acquired from Cornerstone-Spectrum, Inc. (an affiliate of Beazer East, Inc. and Hanson PLC) its voting and non-voting shares of common stock of Koppers Industries, Inc. ("Common Stock"). The Offeree Stockholders utilized $52.5 million of financing from Koppers, Saratoga Partners III, L.P. ("Saratoga") and Saratoga Koppers Funding, Inc. ("Saratoga Koppers"). The Company loaned the Offeree Stockholders $17.0 million, and Saratoga and Saratoga Koppers loaned the Offeree Stockholders $35.5 million. In exchange for forgiveness of the loans provided by the Company, Saratoga and Saratoga Koppers, the Offeree Stockholders subsequently transferred 1,350,820 non-voting shares of Common Stock to the Company and 464,180 non-voting shares of Common Stock and 2,117,952 voting shares of Common Stock to Saratoga and Saratoga Koppers (the "Saratoga Investment"). On December 1, 1997, Saratoga exchanged the shares of Common Stock it acquired in the Saratoga Investment for shares of a new series of senior convertible preferred stock of Koppers Industries, Inc., which entitles Saratoga to elect a majority of the Board of Directors of the Company (the "Board of Directors") and to exercise a majority of the voting power over all outstanding stock of Koppers Industries, Inc. with respect to all other matters subject to a stockholder vote.

      REFINANCING TRANSACTIONS

      On December 1, 1997, the Company completed a private placement of $175.0 million of 9 7/8% Senior Subordinated Notes due 2007 (the "Notes due 2007") and established with Swiss Bank Corporation, Stamford Branch and Mellon Bank, N.A. a total of $135.0 million of senior term loan facilities and a $140.0 million senior revolving credit facility ($40.0 million and $20.0 million of which was reserved for use by Koppers Australia in connection with a term loan and a revolving credit facility, respectively) (the "New Credit Facilities"). The proceeds from the New Credit
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      Facilities and the sale of the Notes due 2007 have been and are being used to complete the following transactions: (i) the acquisition of Broken Hill's 50% interest in Koppers Australia; (ii) the repayment of all of the 8 1/2% Senior Notes of Koppers Industries, Inc. due February 1, 2004 tendered pursuant to a tender offer and consent solicitation which was commenced October 20, 1997; (iii) the repayment of the outstanding indebtedness of approximately $88.1 million under the Company's and Koppers Australia's term loans and revolving credit facilities; (iv) the redemption of 1,813,200 shares of non-voting Common Stock owned by APT Holdings Corporation, an affiliate of Mellon Bank, N.A. for $22.9 million; (v) the redemption, at $17.00 per share, of certain shares of Common Stock owned by Management Investors within sixty (60) days after compliance with applicable securities laws, at the election of such individuals, in an aggregate amount not to exceed $15.0 million; (vi) the redemption of 436,508 non-voting shares of Common Stock from Saratoga Koppers; and (vii) the payment of related fees and expenses.

      CLOSING OF WOODWARD, ALABAMA COKE FACILITY

      On December 8, 1997 the Company announced that it has decided to close its Woodward, Alabama coke facility located in Jefferson County, Alabama effective in early January 1998. This decision was based on continuing losses at the facility combined with the advanced ages of the coke oven batteries, ongoing environmental requirements and the need for significant capital expenditures.

      Closure of the Woodward coke facility is expected to result in a charge to earnings for the Company in the fourth quarter of 1997 of approximately $38.5 million.

      EXHIBITS

       EXHIBIT
       NUMBER                            DESCRIPTION
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
         2.1   Agreement for Sale of Shares by and among BHP Nominees
               Investments No. 3 Pty Ltd, The Broken Hill Proprietary Company
               Limited, Koppers Industries, Inc., Koppers Australia Pty
               Limited, Continental Carbon Australia Pty Limited and Kap
               Investments, Inc.
         2.2   Variation Agreement by and among BHP Nominees Investments No. 3
               Pty Ltd, The Broken Hill Proprietary Company Limited, Koppers
               Industries, Inc., Koppers Australia Pty Limited, Continental
               Carbon Australia Pty Limited and Kap Investments, Inc.

                                   SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              KOPPERS INDUSTRIES, INC.

      Dated December 15, 1997                 By  /s/ Donald E. Davis
                                                 -----------------------------
                                                  Donald E. Davis,
                                                  Vice President and
                                                  Chief Financial Officer